Exhibit 10.1

                                OPTION AGREEMENT
          (OPTION TO ACQUIRE OIL AND GAS LEASES IN ONSHORE GULF COAST)

AMERICAN EXPLORATION CORP., (herein called "AMERICAN") or its nominee, a Nevada Registered Corporation with it business offices located at 1915 27 Avenue N.E., Suite 110, Calgary, Alberta, T2E 7E4

                                                       (PARTY of the First Part)

AND

WESTROCK LAND CORP., (herein called "WESTROCK"), a Texas Registered Corporation with it business offices located at 5050 Quorum Drive, Suite 700, Dallas, Texas, USA 75254; Ph (214) 722-6497; Fax (214) 722-6499;

                                                      (PARTY of the Second Part)

WHEREAS:

A. American or its nominee. and/or its affiliates (in combination called "AMERICAN") desires to acquire a seventy-five (75%) NET REVENUE INTEREST in approximately 5,000 net acres in oil and gas leases (herein called the "LEASES") in the lands located in the onshore Gulf Coast region of the United States, (hereinafter referred to as the "ACQUIRED PROPERTIES") from Westrock.

B. This Option Agreement (the "AGREEMENT") is binding on both Parties as provided herein.

C. American has utilized information provided by Westrock for purposes of entering in to this Agreement.

D. This Agreement is based on the representation by Westrock that it owns all rights to all depths pursuant to the Leases comprising a total of approximately 5,000 net acres (sometimes also referred to as net mineral acres herein called "NET ACRES") comprising the Acquired Properties.

E. Westrock has disclosed and American acknowledges that it understands that a well must be "SPUDDED" (that is the commence of drilling) on the Acquired Properties no later than May 31, 2009.

F. For more particularity the Acquired Properties are set out and located in the Map attached hereto as Schedule "A", which the Parties acknowledge is sufficiently particular for the purposes of this Agreement.

The Parties hereby acknowledge, promise and agree, for good and valuable consideration the sufficiency of which is mutually acknowledged by the Parties hereto, to the following:

1.   INTERPRETATION.

     THE RECITALS - are formally relied upon by the Parties as an integral part of the body of this Agreement.

     THE HEADINGS - The division of this Agreement into Articles, Sections and Subsections and the insertion of headings is for reference only and does not affect the construction or interpretation of this Agreement. References herein to Articles and Sections are to Articles and Sections of this Agreement.

     INTENDED MEANING - The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof, unless expressly stated to apply to a particular Article, Section or other portion hereof and this includes any agreement, schedule or instrument which is supplemental or ancillary hereto, unless something in the subject matter or the context is inconsistent therewith.

     GENDER, NUMBER ENTITY - In this Agreement, words importing the singular number include the plural and vice versa; words importing the masculine, feminine or neuter genders includes the masculine, feminine and neuter genders; and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and corporations; where such importing is reasonably consistent with language, meaning, character and context herein.

     CURRENCY - In this Agreement all references to currency are in United States Dollars (USD$) unless expressly stated to the contrary herein.

2. PAYMENT OF DEPOSIT AND PURCHASE PRICE. American agrees to pay Westrock SIX HUNDRED AND TWENTY-FIVE (USD$625.00) DOLLARS per Net Acre. The total purchase price (the "PURCHASE PRICE") for the Acquired Property is calculated as [(5,000 Net Acres) X (USD$625.00/Net Acres) = THREE MILLION ONE HUNDRED AND TWENTY-FIVE THOUSAND (USD$3,125,000) DOLLARS. American agrees to pay a 25% deposit (the "DEPOSIT") of SEVEN HUNDRED AND EIGHTY-ONE THOUSAND TWO HUNDRED AND FIFTY (USD$781,250) DOLLARS to secure the option (the "OPTION") to purchase the Acquired Property pursuant to this Agreement. The Deposit will be non-refundable, subject to the exceptions under Article 7 where American provides documented proof of a deficiency in the Net Acres comprising the Acquired Properties (herein called a "MARKETABLE TITLE DEFICIENCY") or where any defects or objections to the Lease Documents in relations exceeds ten (10) percent of the Acquired Property. The balance of the Purchase Price will be TWO MILLION THREE HUNDRED AND FORTY-THREE THOUSAND SEVEN HUNDRED AND SEVENTY-FIVE (USD$2,343,750) DOLLARS, which is due and payable on or before expiration of the time for completion of due diligence (the "DUE DILIGENCE") by American. The appropriate assignments will be prepared and executed in regard to the Leases.

3. OPTION PERIOD. Westrock hereby grants American the time period between the date of execution of this Agreement and November 17, 2008 to complete its due diligence (herein called the "OPTION PERIOD").

4. ASSIGNMENT. At the date and time of Closing, Westrock will convey the Acquired Properties to American by a mutually acceptable assignment and bill of sale, which will include a special warranty of title, whereby Westrock expressly limits its obligation to defending and saving harmless American's right, title and interest in and to the Acquired Properties solely and exclusively against any third party claim made, through or under Westrock, but not otherwise.

5. LIENS AND ENCUMBRANCES. The Acquired Properties will be transferred from Westrock to American free and clear of all liens, mortgages, rights, assignments or reassignment, reversionary rights, calls on production, preferential rights, consents to assign, taxes (other than those for the current year), obligations (including delinquent operating expenses), claims, suits, or any other encumbrances.

6. EFFECTIVE DATE OF CLOSING. The effective date of the conveyance of the Acquired Properties will be at 12:30 P.M. (PST) on November 17, 2008 (the "EFFECTIVE CLOSING DATE"). Parties will use their best efforts to complete the transactions contemplated in this Agreement and thereby "close" on or before November 17, 2008.

7. CONFIRMING DUE DILIGENCE. American will conduct due diligence (herein called "Due Diligence") to confirm the title, ownership and area comprising the Acquired Property, together with any other matters American deems material to its decision to exercise the Option and purchase the Acquired Property. Due Diligence will include, but is not limited to, the following:

7.1 Confirmation of the marketability of title (including verification of the "held by production" or "HBP" Leases, as being in full force and effect).

7.2 If American provides documentary evidence to Westrock during the Option Period, in support of its reasonable opinion that Westrock does not own marketable title to:

     7.2.1 At least a 75% NRI in at least 5,000 Net Acres comprising the Acquired Properties, then American will be deemed to have established that there is a "MARKETABLE TITLE DEFICIENCY" in the Acquired Properties.

7.3 If American can establish with documented evidence there is a Marketable Title Deficiency in the Acquired Properties; then, at its discretion, American may terminate this Agreement by providing written notice of the same to Westrock.

7.4 If at any time during the Option Period, American provides documented evidence of a Marketable Title Deficiency in the Acquired Properties to Westrock accompanied by written notice, to Westrock, of its intention not to exercise the Option on that basis, then:

     7.4.1 Neither Party will have any further duties, obligations or liability to the other under this Agreement; subject to the right of Westrock to dispute the claim of American regarding the documented evidence of Marketable Title Deficiency as provided in this Sub-section 7.4.

     7.4.2 Where Westrock disputes the documented evidence delivered to it by American regarding the alleged Marketable Title Deficiency,
              Westrock  will  have  Thirty  (30)  days  (the  "THIRTY  DAY REPLY
              PERIOD") from the date of receipt of the documents, allegedly establishing the Marketable Title Deficiency, to provide American with documented title evidence refuting the alleged Marketable Title Deficiency.

     7.4.3 Where Westrock fails to deliver such documented title evidence establishing it has good marketable Title to the Acquired Properties as it represents herein within the Thirty Day Reply Period, it will be deemed to have accepted the American documented evidence establishing a Marketable Title Deficiency in the Acquired Properties.

     7.4.4 Where either Westrock accepts the documented evidence delivered to it by American regarding the Marketable Title Deficiency as accurate or fails to respond within Thirty Day Reply Period, the Agreement is deemed to be terminated and the Deposit will be returned to American on or before the expiration of the Thirty Day Reply Period.

     7.4.5 If Westrock replies to the American deficiency related documentation by providing documented evidence establishing it has good marketable Title to the Acquired Properties within Thirty Day Reply Period, it will be deem to have rejected the American documented evidence establishing a Marketable Title Deficiency in the Acquired Properties, then:

     7.4.5.1 American may accept the further documented evidence of Westrock establishing good Marketable Title; reinstate the Agreement and readjusted the Closing Date accordingly.

     7.4.5.2 The further documented evidence of Westrock establishing good Marketable Title is accepted by American, but the Parties do not agree to reinstated the Agreement, accordingly the Deposit will be retained by Westrock.

     7.4.5.3 American rejects the further documented evidence provided by Westrock allegedly establishing good Marketable Title; the Parties do not reinstate the Agreement and accordingly Westrock will not retain the Deposit. Under these circumstances, Westrock and American will agree on a third party (see definition below of a "THIRD PARTY" below) to hold the Deposit in escrow and each side will agree to submit the matter to a single independent arbitrator under the American Arbitration Association Guidelines. The Arbitration will be commenced within sixty (60) days of America giving written notice of its rejection. The Arbitration proceedings will be commenced within the legal jurisdiction for hearing matters under this Agreement, unless the parties mutually agree to another jurisdiction for the arbitration of this matter.

     7.4.6 Nothing in this Agreement will require the Parties to dispute any other issue or matter under this Agreement by any particular form of dispute resolution, including arbitration. The Parties have expressly agreed to arbitration as the appropriate alternative dispute resolution mechanism for the determination of which Party is entitled to the Deposit under this Sub-section 7.4. In this Agreement, the term "THIRD PARTY" means and includes any person or entity, which is not a Party or its agent, representative, employee, assign or affiliate.

7.5 The Due Diligence will further include a review of all Lease documents, lease agreements (including lease expirations, surface access restrictions and drilling commitments, if any), unit agreements, and other contracts applicable to the Acquired Properties.

7.6 American's obligations hereunder will be subject to its reasonable approval of the Lease documents, lease agreements and other material agreements (in combination generally referred to as the "LEASE DOCUMENTS") affecting the Acquired Properties. Provided however, the Deposit will be non-refundable; except where during the Option Period American, delivers to Westrock documented evidence establishing that any defects or enforceability issues are found in a material amount of the Lease Documents. They Parties agree that where at any time over ten (10%) percent of the Acquired Properties are affected by the Lease Documents which are objected to by American that would constitute "A MATERIAL AMOUNT OF THE LEASE DOCUMENTS" as that term is used by the Parties in this Agreement.

7.7 Other acts of Due Diligence appropriate to the transaction as mutually agreed between the Parties.

8. COOPERATION AND EXCLUSIVITY. American and Westrock will cooperate in good faith and proceed expeditiously in the preparation of all documents necessary to consummate the transaction contemplated by this Agreement. Westrock agrees that after execution of this Agreement and for so long as it is in effect; it will not directly or indirectly solicit or entertain any other offer to acquire the Acquire Properties or enter into any discussions, negotiations or agreement that provides for the acquisition of the Acquired Properties with any third party.

9. ACCESS TO DATA. Westrock agrees to provide American reasonable access in Westrock's office to the books and records of Westrock pertaining to the Acquired Properties promptly after execution of this Agreement.

10. CONFIDENTIALITY. It is understood and agreed that the contents of this Agreement, all Lease Documents or related data, test results, sample analysis, and similar information, whether in documented or electronic formats, which are delivered and exchanged by and between the Parties, will deemed to be confidential information ("CONFIDENTIAL INFORMATION"). All Confidential Information as defined herein including documents marked or described as confidential will remain confidential between Parties and not disclosed to Third Parties except with the express written permission of the disclosing party to the receiving party of such Confidential

     Information. A receiving party may disclose Confidential Information to a Third Party under this Agreement where such Third Party has a confidential relationship with Westrock or American. Provided further that any disclosure of Confidential Information by a Party to a Third Party must be limited to only instances where there is a need for such Third Party to know and that Third Party has agreed is bound by this confidentiality obligation.

11. PUBLIC ANNOUNCEMENTS. Any public announcement of the proposed transaction by either party shall be approved in advance by the other party.

12. NOTICES. All notices regarding this Agreement will be in writing to the addresses of the Parties as they appear at the beginning of this Agreement or to the addresses their respective legal advisors where disclosed by the Parties to each other in writing.

12.1 All notices will be in written or electronic form and deemed delivered as follows:

     12.1.1   Three days after posting by prepaid registered mail

     12.1.2 On the date of receipt by facsimile transmission, proof of receipt will be the fax confirmation printout received as the sender's fax transmission sheet.

     12.1.3   On the date of receipt of an email by the recipient

     12.1.4   On the date of delivery by hand or courier.

12.2 All notices given in written or electronic form are delivered according to the terms and conditions for notice under this Agreement when sent to the Addresses set out at the head of this Agreement.

13. COUNTERPARTS; ELECTRONICALLY AND FACSIMILE TRANSMISSION OF EXECUTED COPIES. The Parties deem each duly executed counterpart to be an original and all of which form the same document.

13.1 Each duly executed counterpart in combination with the other counterparts constitutes a duly executed Agreement.

13.2 The duly executed counterparts of this Agreement may be facsimile copies or electronically duplicated copies and a facsimile or electronically scanned copy of the signed in counterparts is sufficient to constitute a binding contract.

13.3 Where a Party expressly insists on the delivery of an originally executed copy of a Counterpart the other Party's compliance with this requirement is in addition to, but in no way derogates from the valid, enforceable and binding effect of this Agreement. The Agreement is valid, enforceable and binding immediately upon delivery of a duly signed counterpart of this Agreement by facsimile or electronic delivery pursuant to Sub-sections 13.1 and 13.2 hereof.

14. GOVERNING LAW AND JURISDICTION. Unless the Parties agree to the contrary in writing, this Agreement is subject to the laws of the State of Texas and the jurisdiction of any court, arbitrator other tribunal competent to hear matters in dispute under this Agreement. The Parties each promise and agree to attorn to the jurisdiction of Texas as a form convenience to hear matters and disputes hereunder. The Parties may only commence proceeding hereunder in another jurisdiction upon mutual written agreement.

15. EXPENSES. Each Party will pay its own expenses and costs incidental to the negotiation and completion of the transaction, and related Closing matters including legal and accounting fees.

     Both parties agree to the terms and provisions set forth in this Option Agreement;

AGREED TO AND ACCEPTED THIS ____ DAY OF OCTOBER, 2008

AMERICAN EXPLORATION CORP.


By: /s/ Steve Harding
   ---------------------------------
   Steve Harding, CEO

WESTROCK LAND CORP.

By: /s/ Gary Powers
   ---------------------------------
   Gary Powers, President